200 Connell Drive
Berkeley Heights, NJ  07922

GENASENSE® RECEIVES ORPHAN DRUG DESIGNATION IN AUSTRALIA FOR PATIENTS WITH ADVANCED MELANOMA

BERKELEY HEIGHTS, NJ – October 17, 2006 – Genta Incorporated (NASDAQ: GNTA) announced that its lead anticancer drug, Genasense® (oblimersen), has received Orphan Drug designation from the Therapeutic Goods Administration (TGA), the regulatory authority in Australia.  The designation was granted for the use of Genasense as treatment for patients with Stage IV malignant melanoma.  Orphan Drug designation is intended to facilitate the development of drugs that address significant unmet medical needs, and it provides 7 years of market exclusivity after approval, grants and tax credits for research and development, and reduced filing fees for marketing applications.

“Melanoma is an especially serious public health problem in Australia,” said Dr. Raymond P. Warrell, Jr., Genta's Chief Executive Officer.  “The recently published Phase 3 study of Genasense plus dacarbazine included a large number of Australian participants and showed benefit across an array of clinical endpoints.  Genta has retained a local agent in Australia to represent the Company before the TGA, and we are very pleased that the TGA has granted the requested designation in melanoma.  We will decide whether to proceed with a formal marketing application pending further discussions with regulatory authorities.”

Genta has filed a Marketing Authorization Application (MAA) that is currently under review with the European Medicines Agency (EMEA) for the use of Genasense plus dacarbazine for treatment of patients with advanced melanoma.   That application, which follows the same format that would be required for an Australian submission, is comprised of results from a randomized multinational trial of dacarbazine with or with Genasense in patients with advanced melanoma.  A summary of the published report of this pivotal trial can be accessed at:  http://www.jco.org/cgi/content/abstract/JCO.2006.06.0483v1.

About Genasense

Genasense inhibits production of Bcl-2, a protein made by cancer cells that is thought to block chemotherapy-induced apoptosis (programmed cell death). By reducing the amount of Bcl-2 in cancer cells, Genasense may enhance the effectiveness of current anticancer treatment.  Genta is pursuing a broad clinical development program with Genasense evaluating its potential to treat various forms of cancer.

About Malignant Melanoma

Melanoma is the most deadly form of skin cancer.  Australia and New Zealand have the world’s highest rates of melanoma incidence, approximately 4 times higher than the US.  There are approximately 9,000 new cases of melanoma diagnosed each year in Australia.  For more information about melanoma, please visit: http://www.melanoma.org/.

About Genta

Genta Incorporated is a biopharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer.  The Company’s research platform is anchored by two major programs that center on oligonucleotides (RNA- and DNA-based medicines) and small molecules. Genasense® (oblimersen sodium) Injection is the Company's lead compound from its oligonucleotide program.  The Company has submitted a New Drug Application (NDA) to the Food and Drug Administration for the use of Genasense plus fludarabine and cyclophosphamide for treatment of patients with relapsed or refractory chronic lymphocytic leukemia (CLL). Genta has also completed a Marketing Authorization Application to the European Medicines Agency (EMEA) for use of Genasense plus dacarbazine for treatment of patients with advanced melanoma.  The leading drug in Genta’s small molecule program is Ganite® (gallium nitrate injection), which the Company is exclusively marketing in the U.S. for treatment of symptomatic patients with cancer related hypercalcemia that is resistant to hydration.  For more information about Genta, please visit our website at: www.genta.com.

Safe Harbor

This press release contains forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future.  Forward-looking statements include, without limitation, statements about:

•

the Company’s ability to obtain necessary regulatory approval for Genasense® from the U.S. Food and Drug Administration (“FDA”) or European Medicines Agency (“EMEA”);

•

the safety and efficacy of the Company’s products or product candidates;

•

the Company’s assessment of its clinical trials;

•

the commencement and completion of clinical trials;

•

the Company’s ability to develop, manufacture, license and sell its products or product candidates;

•

the Company’s ability to enter into and successfully execute license and collaborative agreements, if any;

•

the adequacy of the Company’s capital resources and cash flow projections, and the Company’s ability to obtain sufficient financing to maintain the Company’s planned operations;

•

the adequacy of the Company’s patents and proprietary rights;

•

the impact of litigation that has been brought against the Company and its officers and directors; and

•

the other risks described under Certain Risks and Uncertainties Related to the Company’s Business, as contained in the Company’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

The Company does not undertake to update any forward-looking statements.   There are a number of factors that could cause actual results and developments to differ materially.  For a discussion of those risks and uncertainties, please see the Company's Annual Report on Form 10-K for 2005 and its most recent quarterly report on Form 10-Q.

SOURCE: Genta Incorporated

CONTACT:

Investor Relations

Media Relations

Tara Spiess/Andrea Romstad

Greg Tiberend

TS Communications Group, LLC

Richard Lewis Communications, Inc.

info@genta.com

(212) 827-0020

(908) 286-3980